Exhibit 5.1

June 30, 2006	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800

Gen-Probe Incorporated 10210 Genetic Center Drive San Diego, California 92121	FREDERICK T. MUTO (858) 550-6010 mutoft@cooley.com
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Gen-Probe Incorporated (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering the registration of 3,000,000 shares of the Company’s Common Stock (the “Shares”) for issuance pursuant to the Company’s 2003 Incentive Award Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when sold and issued in accordance with the Registration Statement and related prospectus and the Plan, the Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward llp
Frederick T. Muto